EXHIBIT 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.30 AND NET EARNINGS PER SHARE OF $0.17

Irving, TX - June 23, 2016 - Commercial Metals Company (NYSE: CMC) today announced financial results for its third quarter ended May 31, 2016. Earnings from continuing operations for the third quarter of fiscal 2016 were $35.1 million ($0.30 per diluted share) on net sales of $1.2 billion. This compares to earnings from continuing operations of $39.2 million ($0.34 per diluted share) on net sales of $1.5 billion for the third quarter of fiscal 2015. Net earnings attributable to CMC for the three months ended May 31, 2016 were $19.3 million ($0.17 per diluted share), compared with net earnings attributable to CMC of $28.7 million ($0.25 per diluted share) for the third quarter ended May 31, 2015. Results for the third quarter of fiscal 2016 included a non-cash impairment charge on businesses held for sale in discontinued operations of $15.8 million ($0.13 per diluted share).

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "We are pleased with our results for our fiscal third quarter of 2016. We experienced strong demand as four of our five segments reported increased shipments. Our Americas Recycling and Americas Fabrication segments continued to realize improvements in average metal margins, compared to the third quarter of fiscal 2015."

Adjusted operating profit from continuing operations was $60.9 million for the third quarter of fiscal 2016, compared with adjusted operating profit from continuing operations of $82.2 million for the third quarter of fiscal 2015. Adjusted EBITDA from continuing operations was $92.5 million for the third quarter of fiscal 2016, compared with adjusted EBITDA from continuing operations of $114.7 million for the third quarter of fiscal 2015. Adjusted operating profit from continuing operations and adjusted EBITDA from continuing operations for the third quarter of fiscal 2015 each included a $28.9 million net pre-tax benefit as a result of a termination of a contract with a customer, partially offset by inventory write-downs.

The Company's financial position at May 31, 2016 remained strong with cash and cash equivalents of $483.9 million and total available liquidity in excess of $1.0 billion. Additionally, the Company had $49.5 million in restricted cash primarily related to the construction of a new steel micro-mill in Durant, Oklahoma, which is included in other current assets in the Company's unaudited condensed consolidated balance sheet as of May 31, 2016. Cash flow generated from operations for the third quarter of fiscal 2016 was strong at $174.1 million. We continuously evaluate the uses of our cash to maximize total shareholder return, including debt repayment, capital deployment, share repurchases and dividends.

(CMC Third Quarter Fiscal 2016 - Page 2)

On June 22, 2016, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on July 7, 2016. The dividend will be paid on July 21, 2016.

Business Segments
The Americas Recycling segment recorded adjusted operating loss of $2.0 million for the third quarter of fiscal 2016 compared to adjusted operating loss of $3.7 million for the third quarter of fiscal 2015. The improved performance compared to the same period in the prior fiscal year was primarily due to per ton margin expansions of 12% on nonferrous shipments and 6% on ferrous shipments. However, nonferrous tons shipped decreased 11% while ferrous shipments held steady compared to the third quarter of fiscal 2015, which resulted in the third quarter of fiscal 2016 continuing to yield an adjusted operating loss.

The Americas Mills segment recorded adjusted operating profit of $55.0 million for the third quarter of fiscal 2016 compared to adjusted operating profit of $63.3 million for the corresponding period in the prior fiscal year. Profitability in this segment declined during the third quarter of fiscal 2016 compared to the third quarter of fiscal 2015 due to 22% margin compression as the average selling price decreased $111 per short ton, which more than offset a $31 per short ton decrease in the average cost of ferrous scrap consumed.

The Americas Fabrication segment recorded adjusted operating profit of $22.8 million for the third quarter of fiscal 2016, which represented this segment's best fiscal third quarter since the third quarter of fiscal 2007. This compares to adjusted operating profit of $13.7 million for the third quarter of fiscal 2015. The increase in adjusted operating profit for the third quarter of fiscal 2016 was primarily due to a decrease in average composite material cost, which more than offset a decrease in the average composite selling price and resulted in a 4% per short ton increase in the average composite metal margin, compared to the third quarter of fiscal 2015. Additionally, during the third quarter of fiscal 2016, volumes for this segment increased 5% compared to the same period in the prior fiscal year.

The International Mill segment recorded adjusted operating profit of $5.5 million for the third quarter of fiscal 2016 compared to adjusted operating profit of $6.1 million for the corresponding period in fiscal 2015. Adjusted operating profit for the third quarter of fiscal 2016 decreased due to 3% margin compression as the average selling price decreased $77 per short ton, which more than offset a $71 per short ton decrease in the average cost of ferrous scrap consumed.

The International Marketing and Distribution segment recorded adjusted operating profit of $0.9 million for the third quarter of fiscal 2016 compared to adjusted operating profit of $25.6 million for the same period in the prior fiscal year. Adjusted operating profit for this segment included a $28.9 million net pre-tax benefit as a result of a termination of a contract with a customer, partially offset by inventory write-downs, in the third quarter of fiscal 2015. Additionally, for the three months ended May 31, 2016, employee-related expenses decreased approximately $9.0 million, partially offset by a 9% decline in volumes and a decline in average margin compared to the three months ended

(CMC Third Quarter Fiscal 2016 - Page 3)

May 31, 2015.

Year to Date Results
Earnings from continuing operations for the nine months ended May 31, 2016 were $71.6 million ($0.61 per diluted share) on net sales of $3.4 billion, compared with earnings from continuing operations of $86.9 million ($0.74 per diluted share) on net sales of $4.6 billion for the nine months ended May 31, 2015. Adjusted operating profit from continuing operations was $147.0 million compared with $187.0 million for the nine months ended May 31, 2016 and 2015, respectively. Adjusted EBITDA from continuing operations was $241.3 million for the nine months ended May 31, 2016, compared with $285.6 million for the nine months ended May 31, 2015.

During the first quarter of fiscal 2016, the Company elected to change the accounting method it uses to value its inventories from the last-in, first-out method to the weighted average cost method for its Americas Mills, Americas Recycling and Americas Fabrication segments and to the specific identification method for the steel trading division headquartered in the U.S. in its International Marketing and Distribution segment. The Company applied this change in accounting principle retrospectively to all prior periods presented. Also during the first quarter of fiscal 2016, the Company elected to change the accounting method it uses to value its inventories in its International Marketing and Distribution segment, except for the steel trading division headquartered in the U.S., from the first-in, first-out method to the specific identification method. Because this change in accounting principle was immaterial in all prior periods, it was not applied retrospectively.

Outlook
Alvarado concluded, "We expect the results of our fiscal fourth quarter to remain strong, consistent with the results of our fiscal third quarter. Our key market indicators continue to point toward strong demand in the U.S. construction markets. Non-residential construction spending, which is our primary end use market in the U.S., was up 5% year over year in April 2016. The Architecture Billings Index (ABI) remained above 50 for 24 of the 27 months ended May 2016, which has historically been a leading indicator of improved non-residential construction. We expect to begin realizing productivity and cost improvements in the fourth quarter of fiscal 2016 from key capital projects. Our balance sheet remains a key strength of our Company, and we expect to finish fiscal 2016 well positioned to continue the positive momentum into fiscal 2017."

Conference Call
CMC invites you to listen to a live broadcast of its third quarter of fiscal 2016 conference call today, Thursday, June 23, 2016, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, Barbara Smith, COO, and Mary Lindsey, Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the webcast will be located on CMC's website under "Investors."

(CMC Third Quarter Fiscal 2016 - Page 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to U.S. construction activity, demand for finished steel products and the effects of global steel overcapacity and a strong U.S. dollar. These forward-looking statements generally can be identified by phrases such as we, CMC or its management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: the completion, if at all, or timing of potential transactions, including the sale of our remaining steel distribution assets located in Australia, the impact, if any, on our other businesses of the non-cash impairment charge in our results from discontinued operations and any potential gain or loss resulting from the closure of the sale of our remaining steel distribution assets located in Australia, non-cash impairment charges in our results from continuing operations,,global economic conditions, including the ongoing recovery from the last recession and construction activity or lack thereof, and their impact in a highly cyclical industry; rapid and significant changes in the price of metals; excess capacity in our industry, particularly in China, and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; currency fluctuations; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' ability to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; global factors, including political uncertainties and military conflicts; availability of electricity and natural gas for minimill operations; information technology interruptions and breaches in security data; ability to retain key executives; ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors

(CMC Third Quarter Fiscal 2016 - Page 5)

to our operations; increased costs related to health care reform legislation; and those factors listed under Item 1A. "Risk Factors" included in the Company's Annual Report filed on Form 10-K for the fiscal year ended August 31, 2015.

(CMC Third Quarter Fiscal 2016 - Page 6)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,
(short tons in thousands)	2016	2015	2016	2015
Americas Recycling tons shipped	472	471	1,340	1,531

Americas Mills rebar shipments	462	421	1,220	1,209
Americas Mills merchant and other shipments	262	252	752	793
Total Americas Mills tons shipped	724	673	1,972	2,002

Americas Mills average FOB selling price (total sales)	$501	$612	$522	$653
Americas Mills average cost ferrous scrap consumed	$213	$244	$197	$294
Americas Mills metal margin	$288	$368	$325	$359
Americas Mills average ferrous scrap purchase price	$194	$204	$170	$249

International Mill tons shipped	353	323	913	898

International Mill average FOB selling price (total sales)	$378	$455	$382	$493
International Mill average cost ferrous scrap consumed	$187	$258	$190	$283
International Mill metal margin	$191	$197	$192	$210
International Mill average ferrous scrap purchase price	$164	$219	$159	$237

Americas Fabrication rebar tons shipped	270	260	744	732
Americas Fabrication structural and post tons shipped	40	34	97	103
Total Americas Fabrication tons shipped	310	294	841	835

Americas Fabrication average selling price (excluding stock and buyout sales)	$827	$953	$855	$951

(in thousands)	Three Months Ended May 31,		Nine Months Ended May 31,
Net sales	2016	2015	2016	2015
Americas Recycling	$182,477	$225,096	$510,030	$800,234
Americas Mills	396,481	446,821	1,117,442	1,400,517
Americas Fabrication	385,080	417,895	1,103,538	1,174,793
International Mill	141,438	156,318	369,344	472,396
International Marketing and Distribution	319,604	518,244	879,517	1,521,288
Corporate	4,585	601	4,109	4,150
Eliminations	(202,275)	(258,973)	(582,034)	(796,269)
Total net sales	$1,227,390	$1,506,002	$3,401,946	$4,577,109

Adjusted operating profit (loss)
Americas Recycling	$(1,978)	$(3,651)	$(16,171)	$(15,260)
Americas Mills	54,976	63,320	164,739	195,438
Americas Fabrication	22,794	13,720	58,964	3,770
International Mill	5,467	6,146	10,189	11,188
International Marketing and Distribution	892	25,615	(3,570)	49,669
Corporate	(22,542)	(19,502)	(69,415)	(55,513)
Eliminations	1,331	(3,480)	2,233	(2,248)
Adjusted operating profit from continuing operations	60,940	82,168	146,969	187,044
Adjusted operating loss from discontinued operations	(15,749)	(10,604)	(16,676)	(19,180)
Adjusted operating profit	$45,191	$71,564	$130,293	$167,864

(CMC Third Quarter Fiscal 2016 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share data)	2016	2015	2016	2015
Net sales	$1,227,390	$1,506,002	$3,401,946	$4,577,109
Costs and expenses:
Cost of goods sold	1,051,910	1,313,854	2,934,028	4,057,963
Selling, general and administrative expenses	114,841	110,347	310,667	333,332
Loss on debt extinguishment	115	—	11,480	—
Interest expense	14,737	20,519	49,666	58,828
	1,181,603	1,444,720	3,305,841	4,450,123

Earnings from continuing operations before income taxes	45,787	61,282	96,105	126,986
Income taxes	10,676	22,126	24,512	40,100
Earnings from continuing operations	35,111	39,156	71,593	86,886

Loss from discontinued operations before income tax benefit	(15,785)	(10,871)	(16,803)	(20,241)
Income tax benefit	(2)	(424)	(103)	(445)
Loss from discontinued operations	(15,783)	(10,447)	(16,700)	(19,796)

Net earnings	19,328	28,709	54,893	67,090
Less net earnings attributable to noncontrolling interests	—	—	—	—
Net earnings attributable to CMC	$19,328	$28,709	$54,893	$67,090

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.31	$0.34	$0.62	$0.74
Loss from discontinued operations	(0.14)	(0.09)	(0.14)	(0.17)
Net earnings	$0.17	$0.25	$0.48	$0.57

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.30	$0.34	$0.61	$0.74
Loss from discontinued operations	(0.13)	(0.09)	(0.14)	(0.17)
Net earnings	$0.17	$0.25	$0.47	$0.57

Cash dividends per share	$0.12	$0.12	$0.36	$0.36
Average basic shares outstanding	114,677,109	115,742,534	115,373,736	116,807,469
Average diluted shares outstanding	115,995,515	116,759,215	116,758,716	117,871,228

(CMC Third Quarter Fiscal 2016 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	May 31, 2016	August 31, 2015
Assets
Current assets:
Cash and cash equivalents	$483,855	$485,323
Accounts receivable, net	740,283	900,619
Inventories, net	661,563	880,484
Current deferred tax assets	—	3,310
Other current assets	144,967	93,643
Assets of businesses held for sale	587	17,008
Total current assets	2,031,255	2,380,387
Net property, plant and equipment	890,085	883,650
Goodwill	66,333	66,383
Other noncurrent assets	123,013	115,168
Total assets	$3,110,686	$3,445,588
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$235,385	$260,984
Accounts payable-documentary letters of credit	1,327	41,473
Accrued expenses and other payables	236,009	290,677
Notes payable	—	20,090
Current maturities of long-term debt	10,929	10,110
Liabilities of businesses held for sale	3,704	5,276
Total current liabilities	487,354	628,610
Deferred income taxes	76,340	55,803
Other long-term liabilities	115,837	101,919
Long-term debt	1,067,693	1,277,882
Total liabilities	1,747,224	2,064,214
Stockholders' equity attributable to CMC	1,363,303	1,381,225
Stockholders' equity attributable to noncontrolling interests	159	149
Total stockholders' equity	1,363,462	1,381,374
Total liabilities and stockholders' equity	$3,110,686	$3,445,588

(CMC Third Quarter Fiscal 2016 - Page 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended May 31,
(in thousands)	2016	2015
Cash flows from (used by) operating activities:
Net earnings	$54,893	$67,090
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	95,423	99,829
Provision for losses on receivables, net	3,748	2,525
Stock-based compensation	19,889	18,288
Amortization of interest rate swaps termination gain	(5,698)	(5,698)
Loss on debt extinguishment	11,480	—
Deferred income taxes	9,744	(19,594)
Tax benefit from stock plans	(666)	(122)
Net gain on sale of assets and other	(1,802)	(1,737)
Write-down of inventories	9,567	21,535
Asset impairment	15,842	3,390
Changes in operating assets and liabilities:
Accounts receivable	146,166	90,412
Advance payments on sale of accounts receivable program, net	1,473	(98,033)
Inventories	205,717	2,934
Other assets	(6,729)	11,636
Accounts payable, accrued expenses and other payables	(64,676)	(128,065)
Other long-term liabilities	12,497	(5,601)
Net cash flows from operating activities	506,868	58,789

Cash flows from (used by) investing activities:
Capital expenditures	(104,481)	(75,976)
Increase in restricted cash	(49,094)	—
Proceeds from the sale of property, plant and equipment and other	3,470	10,143
Proceeds from the sale of subsidiaries	—	2,354
Net cash flows used by investing activities	(150,105)	(63,479)

Cash flows from (used by) financing activities:
Repayments on long-term debt	(208,605)	(8,038)
Cash dividends	(41,586)	(42,073)
Increase (decrease) in documentary letters of credit, net	(40,145)	51,722
Treasury stock acquired	(30,595)	(41,806)
Short-term borrowings, net change	(20,090)	(7,492)
Debt extinguishment costs	(11,127)	—
Stock issued under incentive and purchase plans, net of forfeitures	(6,036)	(1,389)
Decrease in restricted cash	1	3,630
Contribution from noncontrolling interests	29	38
Tax benefit from stock plans	666	122
Net cash flows used by financing activities	(357,488)	(45,286)
Effect of exchange rate changes on cash	(743)	(3,943)
Decrease in cash and cash equivalents	(1,468)	(53,919)
Cash and cash equivalents at beginning of year	$485,323	$434,925
Cash and cash equivalents at end of period	$483,855	$381,006

(CMC Third Quarter Fiscal 2016 - Page 10)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Earnings per Share is a non-GAAP financial measure. Management believes excluding the costs associated with the senior note tender offers closed on February 17, 2016 provides investors with a clearer perspective of the current underlying operating performance. Adjusted earnings per share may be inconsistent with similar measures presented by other companies.

	Three Months Ended	Nine Months Ended
	May 31, 2016	May 31, 2016
Diluted net earnings per share attributable to CMC	$0.17	$0.47
Impact of cost of debt extinguishment	—	0.10
Income tax effect	—	(0.04)
Adjusted earnings per share	$0.17	$0.53

Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of CMC. Adjusted operating profit is the sum of adjusted operating profit from continuing operations and adjusted operating loss from discontinued operations. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating loss from discontinued operations is the sum of our loss from discontinued operations before income taxes (benefit), interest expense and discounts on sales of accounts receivable. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands)	2016	2015	2016	2015
Earnings from continuing operations	$35,111	$39,156	$71,593	$86,886
Income taxes	10,676	22,126	24,512	40,100
Interest expense	14,737	20,519	49,666	58,828
Discounts on sales of accounts receivable	416	367	1,198	1,230
Adjusted operating profit from continuing operations	60,940	82,168	146,969	187,044
Adjusted operating loss from discontinued operations	(15,749)	(10,604)	(16,676)	(19,180)
Adjusted operating profit	$45,191	$71,564	$130,293	$167,864

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of adjusted EBITDA from continuing operations and adjusted EBITDA from discontinued operations. There were no net earnings attributable to noncontrolling interests during the three and nine months ended May 31, 2016 and 2015. Adjusted EBITDA from continuing operations is the sum of our earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. Adjusted EBITDA from discontinued operations is the sum of our loss from discontinued operations before net earnings attributable to noncontrolling interests, interest expense and income taxes (benefit). It also excludes the largest recurring non-cash charge from discontinued operations, depreciation and amortization, as well as impairment charges from discontinued operations, which are also non-cash. Adjusted EBITDA should not be considered as an alternative to net earnings or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry. Adjusted EBITDA to interest expense is a covenant test in certain of CMC's debt agreements. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

(CMC Third Quarter Fiscal 2016 - Page 11)

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands)	2016	2015	2016	2015
Earnings from continuing operations	$35,111	$39,156	$71,593	$86,886
Interest expense	14,737	20,519	49,666	58,828
Income taxes	10,676	22,126	24,512	40,100
Depreciation and amortization	31,883	32,840	95,424	99,553
Impairment charges	76	39	76	188
Adjusted EBITDA from continuing operations	92,483	114,680	241,271	285,555
Adjusted EBITDA from discontinued operations	143	(7,582)	(874)	(16,460)
Adjusted EBITDA	$92,626	$107,098	$240,397	$269,095
Adjusted EBITDA to interest coverage ratio for the quarter ended May 31, 2016:

$92,626	/	$14,737	=	6.3
Total liquidity is a non-GAAP financial measure and is the sum of the Company's cash and cash equivalents and availability under its revolving credit facility, U.S. and international accounts receivables sales facilities and its uncommitted bank lines of credit. The table below reflects the Company's cash and cash equivalents, credit facilities and availability to liquidity.

	May 31, 2016
(in thousands)	Total Facility	Availability
Cash and cash equivalents	$483,855	$483,855
Revolving credit facility	350,000	348,337
U.S. receivables sale facility	200,000	136,811
International accounts receivable sales facilities	79,712	47,990
Bank credit facilities — uncommitted	44,429	42,544
Total liquidity	$1,157,996	$1,059,537
Total capitalization is a non-GAAP financial measure and is the sum of stockholders’ equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC:

(in thousands)	May 31, 2016
Stockholders' equity attributable to CMC	$1,363,303
Long-term debt	1,067,693
Deferred income taxes	76,340
Total capitalization	$2,507,336
OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of May 31, 2016:

$1,067,693	/	$2,507,336	=	42.6%
Total debt to capitalization plus short-term debt plus notes payable ratio as of May 31, 2016:

($1,067,693	+	$10,929	+	$—)	/	($2,507,336	+	$10,929	+	$—)	=	42.8%
Current ratio as of May 31, 2016:
Current assets divided by current liabilities

$2,031,255	/	$487,354	=	4.2

Contact: Susan Gerber
214.689.4300